Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-95702, 033-97542, 333-02828, 333-02892, 333-20245, 333-24493, 333-30328, 333-40185 and 333-123434 of Protection One, Inc. on Form S-8, and in Registration Statement No. 333-50383 of Protection One, Inc. and Protection One Alarm Monitoring, Inc. on Form S-3, of our report dated March 15, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s ability to continue as a going concern and to a subsequent event), relating to the financial statements and financial statement schedule of Protection One, Inc., appearing in this Amended Annual Report on Form 10-K/A of Protection One, Inc. and Protection One Alarm Monitoring, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
March 24, 2005